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                                                            [METLIFE LETTERHEAD]

April 16, 2007

Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C.  20549

Re:  First MetLife Investors Insurance Company
     First MetLife Investors Variable Annuity Account One
     Registration Statement on Form N-4 (Class S)
     (File Nos. 333-137370/811-08306)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, First MetLife Investors Insurance Company, on behalf of itself and the First MetLife Investors Variable Annuity Account One and MetLife Investors Distribution Company, the principal underwriter, hereby request that the effective date of the above referenced registration statement filed on Form N-4 be accelerated and declared effective on April 30, 2007, or as soon thereafter as is reasonably practicable.

                           FIRST METLIFE INVESTORS VARIABLE ACCOUNT ONE
                           (Registrant)

                           By: FIRST METLIFE INVESTORS INSURANCE COMPANY

                           By: /s/ Richard C. Pearson
                               ---------------------------------------------
                               Richard C. Pearson
                               Executive Vice President, General Counsel
                                and Secretary

                           METLIFE INVESTORS DISTRIBUTION COMPANY
                           (Distributor)

                           By: /s/ Richard C. Pearson
                               ---------------------------------------------
                               Richard C. Pearson
                               Executive Vice President, General Counsel
                                and Secretary